UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2016

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 626-8525

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 23, 2016, W&T Offshore, Inc. (the “Company”) requested borrowings of approximately $340 million under the Fifth Amended and Restated Credit Agreement, dated as of November 8, 2013, by and among the Company, as borrower, Toronto Dominion (Texas) LLC, as agent, and the various agents and lenders party thereto, as amended and currently in effect (the “Credit Facility”). These funds have been received and are intended to be used for general corporate purposes.

Following the completion of this borrowing, the aggregate utilization under the Credit Facility was approximately $341 million, and the Company’s cash balance was approximately $447 million. Borrowings under the Credit Facility bear interest at the applicable London Interbank Offered Rate (“LIBOR”) plus a margin that varies from 2.25% to 3.25% depending on the level of total borrowings under the Credit Facility, or an alternative base rate equal to the greater of (i) the prime rate published by the administrative agent under the Credit Facility, (ii) the federal funds rate plus 0.5% and (iii) LIBOR plus 1.0% per annum, plus applicable margins ranging from 1.25% to 2.25%.

Item 8.01	Other Events.

As previously disclosed, the Company has been engaged in ongoing discussions with the U.S. Department of the Interior’s Bureau of Ocean Energy Management (“BOEM”) regarding providing supplemental financial assurances with respect to its Federal offshore lease obligations, including the cost of plugging and abandoning wells and decommissioning and removal of platforms. On February 24, 2016, the Company received a letter from the BOEM ordering the Company to provide additional supplemental bonding by March 29, 2016, in the amount of $159.8 million to cover its obligations under certain Federal offshore oil and gas leases operated by the Company. The issuance of any additional surety bonds to satisfy this order could require the posting of cash collateral, which could be substantial. The BOEM letter states that failure to comply with this order may result in the BOEM taking enforcement action, which includes assessing civil penalties, ordering suspension of operations or production, or initiating procedures to cancel leases. The Company intends to continue its discussions with BOEM to resolve its issues concerning supplemental financial assurances, and if after review of this order the Company deems it necessary and appropriate, the Company may exercise its rights to appeal to the Interior Board of Land Appeals or otherwise challenge this order.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)
Date: February 26, 2016
	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President and Chief Financial Officer